[4C Offshore Ltd. Letterhead]
April 14, 2023
Eneti Inc.
9, Boulevard Charles III
MC 98000 Monaco
Ladies and Gentlemen:
Reference is made to the Annual Report on Form 20-F of Eneti Inc. (the “Company”) for the year ended December 31, 2022 (the “Annual Report”) and the registration statements on Form F-3 (File Nos. 333-251301, 333-221441, and 333-222448) of the Company, as may be amended, including the prospectuses contained therein and any prospectus supplements related thereto (the “Registration Statements”), in each case, as filed with the U.S. Securities and Exchange Commission. We hereby consent to all references to our name in the Annual Report and to the use of the statistical information and industry and market data in the full format (including all disclaimers) supplied by us as set forth in the Annual Report and to the incorporation by reference of the same in the Registration Statements.
We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:
(1)    certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and
(2)    the information in the databases of other maritime data collection agencies may differ from the information in our database.
We also hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statements.

Yours faithfully,

/s/ Richard Aukland